Exhibit 99.1

Actuant Reports First Quarter Results; Reaffirms Fiscal 2018 Guidance

MILWAUKEE--(BUSINESS WIRE)--December 20, 2017--Actuant Corporation (NYSE: ATU) today announced results for its first quarter ended November 30, 2017.

Highlights

  Consolidated sales increased 9% over the comparable prior year quarter with a 3% benefit from foreign currency rate changes. First quarter core sales (total sales excluding the impact of acquisitions, divestitures and foreign currency rate changes) increased 6% on a year-over-year basis with strong volumes in both the Industrial and Engineered Solutions segments.
  GAAP diluted earnings per share (“EPS”) were $0.09 in the first quarter of fiscal 2018 versus $0.08 in the prior year. Excluding first quarter fiscal 2018 restructuring charges of $0.10 per share, adjusted EPS was $0.19 (see Consolidated Results below and the attached reconciliation of earnings).
  Restructuring activities related to leadership changes and other items proceeded as anticipated with total charges of approximately $6.6 million in the first quarter.
  Reaffirmed full year sales and adjusted EPS guidance of $1.10-1.13 billion and $1.05-1.15 per share, respectively (excluding restructuring and divestiture and impairment charges).
  Just after quarter end, completed the previously announced divestiture of the Viking offshore mooring business and the acquisition of Mirage Machines.

Randy Baker, President and CEO of Actuant commented, “Actuant delivered solid first quarter financial results. Consolidated sales were above our expectations with robust on and off highway equipment demand and strong industrial volumes which more than offset the continued challenging energy maintenance environment. Unfavorable mix and higher warranty and other one-time costs contributed to the lower than expected margin flow through on those higher sales. Despite these items, and a modestly higher quarterly effective income tax rate, we delivered adjusted EPS of $0.19, at the high end of our guidance range. Importantly, we completed the portfolio management actions needed to significantly limit our offshore, upstream oil and gas exposure with the divestiture of Viking just after quarter end. In summary, a good start to the fiscal year and I am appreciative of the efforts and execution of Actuant employees to meet our financial commitments.”

Consolidated Results

Consolidated sales for the first quarter were $289 million, 9% higher than the $266 million in the comparable prior year quarter. Core sales improved 6% year-over-year while foreign currency rate changes increased sales 3%, with no impact from acquisitions or divestitures. Fiscal 2018 first quarter net earnings and EPS were $5.2 million, or $0.09, compared to $5.0 million and $0.08, respectively, in the comparable prior year quarter. Fiscal 2018 first quarter earnings included restructuring charges of $6.6 million ($6.3 million or $0.10 per share after tax). First quarter 2017 results included $2.9 million ($2.2 million or $0.04 per share, after tax) of restructuring charges and $7.8 million ($4.9 million or $0.08 per share after tax) of director and officer transition charges. Excluding these items, adjusted EPS for the first quarter of fiscal 2018 was $0.19 compared to $0.20 in the comparable prior year period (see attached reconciliation of earnings).

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended
	November 30,
	2017	2016
Sales	$96.9	$87.3
Operating Profit	$18.3	$18.8
Adjusted Operating Profit (1)	$19.5	$19.5
Adjusted Operating Profit %(1)	20.1%	22.3%

(1) Excludes restructuring charges of $1.2 million and $0.7 million in fiscal 2018 and 2017, respectively.

First quarter fiscal 2018 Industrial segment sales were $97 million or 11% higher than the prior year. The impact of foreign currency exchange rates was a 2% benefit resulting in a 9% year-over-year core sales increase. Overall demand for standard industrial tools remained strong globally and across the diverse set of end markets served, representing both market strength and the outgrowth associated with our commercial effectiveness efforts. The first quarter’s robust heavy lifting technology volume more than offset a decline in the concrete tensioning product category. First quarter adjusted operating profit margin of 20.1% reflects solid incremental margins on the industrial tool sales. However, these were more than offset by both unfavorable sales mix and discrete costs associated with heavy lifting projects, along with continued facility consolidation inefficiencies.

Energy Segment
(US $ in millions)

	Three Months Ended
	November 30,
	2017	2016
Sales	$75.8	$84.6
Operating Profit	$0.3	$3.2
Adjusted Operating Profit (2)	$1.2	$3.3
Adjusted Operating Profit %(2)	1.6%	3.9%

(2) Excludes restructuring charges of $0.9 million and $0.1 million in the first quarter of fiscal 2018 and 2017, respectively.

Fiscal 2018 first quarter Energy segment sales declined 10% year-over-year to $76 million. Excluding the 2% favorable impact of the weaker US dollar, core sales declined 12%. As anticipated, Hydratight’s sales decreased in line with expectations due to the continuation of maintenance deferrals and scope reductions, most notably in the Asia Pacific region. Cortland sales grew double digits on the strength of non-energy rope and cable applications while Viking sales declined as anticipated. Energy segment adjusted operating profit margin declined to 1.6% but the segment was profitable despite the lower volumes and Viking operating losses due to the benefit of cost reductions actions.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended
	November 30,
	2017	2016
Sales	$116.2	$93.9
Operating Profit	$6.3	$0.7
Adjusted Operating Profit (3)	$6.6	$2.8
Adjusted Operating Profit %(3)	5.7%	3.0%

(3) Excludes restructuring charges of $0.3 million and $2.1 million in the first quarter of fiscal 2018 and 2017, respectively.

First quarter fiscal 2018 Engineered Solutions segment sales were $116 million or 24% above the prior year. Excluding the 4% benefit of the weaker US dollar, year-over-year core sales increased 20%. The robust sales growth was seen across virtually every end market including heavy-duty truck, agriculture and various other off-highway equipment categories. First quarter adjusted operating profit margin improved 270 basis points from the comparable prior year quarter due to the higher volumes and cost reduction efforts.

Corporate Expenses and Income Taxes (excluding restructuring and transition charges)

Corporate expenses for the first quarter of fiscal 2018 were $6.0 million, or $0.4 million lower than the comparable prior year period due primarily to the benefit of cost reduction actions. The approximate 15% first quarter effective income tax rate was higher than the prior year’s 5% and modestly above expectations.

Financial Position

Net debt at November 30, 2017 was approximately $390 million (total debt of $555 million less $165 million of cash) which includes approximately $27 million in lease buy-out payments made during the quarter as a condition precedent to completion of the Viking divestiture on December 1, 2017.

Outlook

Baker continued, "As the first quarter results demonstrate, we believe we are on track to meet our financial guidance for the fiscal year. Our commitment to investing in organic growth initiatives, including commercial effectiveness and new products, is helping to deliver on our goal of sales outperformance versus the underlying markets. While we have seen margin headwinds, we are making progress correcting underlying operating inefficiencies, improving mix and restructuring our businesses where necessary.

For the full year, we are maintaining our prior sales guidance in the $1.10-1.13 billion range with core sales now up 1-3%. We are also maintaining our adjusted EPS guidance in the $1.05-1.15 range, with a full year estimated effective income tax rate of 5-10%. The effective date of the Viking divestiture and Mirage acquisition is consistent with our initial 2018 guidance assumptions. Free cash flow is projected to be in the $85-95 million range in fiscal 2018.

We expect second quarter sales to be in the $265-275 million range, with adjusted EPS of $0.10-0.15. The second quarter outlook incorporates the normal seasonal slowdown experienced across nearly all of our businesses, along with moderating heavy duty truck demand in China.

All guidance excludes restructuring and divestiture and impairment charges, as well as the impact of potential future acquisitions and share repurchases. We have a strong pipeline of focused tuck-in acquisitions, and we have ample capital to fund both our organic and inorganic deployment priorities."

Conference Call Information

An investor conference call is scheduled for 10 am CT today, December 20, 2017. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	November 30,	August 31,
	2017	2017
ASSETS
Current assets
Cash and cash equivalents	$165,050	$229,571
Accounts receivable, net	201,317	190,206
Inventories, net	154,246	143,651
Assets held for sale	21,393	21,835
Other current assets	76,330	61,663
Total current assets	618,336	646,926

Property, plant and equipment, net	98,988	94,521
Goodwill	531,454	530,081
Other intangible assets, net	216,032	220,489
Other long-term assets	25,431	24,938

Total assets	$1,490,241	$1,516,955

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$141,745	$133,387
Accrued compensation and benefits	37,770	50,939
Current maturities of debt and short-term borrowings	30,000	30,000
Income taxes payable	6,642	6,080
Liabilities held for sale	70,787	101,083
Other current liabilities	56,975	57,445
Total current liabilities	343,919	378,934

Long-term debt, net	524,629	531,940
Deferred income taxes	29,567	29,859
Pension and postretirement benefit liabilities	19,539	19,862
Other long-term liabilities	56,269	55,821
Total liabilities	973,923	1,016,416

Shareholders' equity
Capital stock	16,079	16,040
Additional paid-in capital	145,938	138,449
Treasury stock	(617,731)	(617,731)
Retained earnings	1,196,268	1,191,042
Accumulated other comprehensive loss	(224,236)	(227,261)
Stock held in trust	(2,722)	(2,696)
Deferred compensation liability	2,722	2,696
Total shareholders' equity	516,318	500,539

Total liabilities and shareholders' equity	$1,490,241	$1,516,955

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2017	2016

Net sales	$288,955	$265,793
Cost of products sold	188,044	172,726
Gross profit	100,911	93,067

Selling, administrative and engineering expenses	74,478	68,602
Amortization of intangible assets	5,131	5,262
Director & officer transition charges	-	7,784
Restructuring charges	6,629	2,948
Operating profit	14,673	8,471

Financing costs, net	7,514	7,132
Other expense (income), net	329	(628)
Earnings before income tax expense (benefit)	6,830	1,967

Income tax expense (benefit)	1,604	(2,998)
Net earnings	$5,226	$4,965

Earnings per share
Basic	$0.09	$0.08
Diluted	0.09	0.08

Weighted average common shares outstanding
Basic	59,871	58,972
Diluted	60,609	59,616

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2017	2016

Operating Activities
Net earnings	$5,226	$4,965
Adjustments to reconcile net earnings to net cash (used in)
provided by operating activities:
Depreciation and amortization	10,090	10,896
Stock-based compensation expense	5,420	9,554
Benefit for deferred income taxes	(307)	(2,865)
Amortization of debt issuance costs	413	413
Other non-cash adjustments	113	464
Changes in components of working capital and other:
Accounts receivable	(11,478)	(8,252)
Inventories	(11,628)	(8,142)
Trade accounts payable	6,204	6,768
Prepaid expenses and other assets	(12,043)	(5,485)
Income tax accounts	(1,714)	(1,946)
Accrued compensation and benefits	(12,588)	(2,757)
Other accrued liabilities	1,834	8,850
Cash (used in) provided by operating activities	(20,458)	12,463

Investing Activities
Capital expenditures	(7,904)	(5,139)
Proceeds from sale of property, plant and equipment	32	130
Lease buyout for future divested business	(27,718)	-
Cash used in investing activities	(35,590)	(5,009)

Financing Activities
Principal repayments on term loan	(7,500)	(3,750)
Stock option exercises & other	2,231	964
Taxes paid related to the net share settlement of equity awards	(282)	(223)
Cash dividend	(2,390)	(2,358)
Cash used in financing activities	(7,941)	(5,367)

Effect of exchange rate changes on cash	(532)	(4,820)
Net decrease in cash and cash equivalents	(64,521)	(2,733)
Cash and cash equivalents - beginning of period	229,571	179,604
Cash and cash equivalents - end of period	$165,050	$176,871

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
(Dollars in thousands)

	FISCAL 2017					FISCAL 2018
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$87,290	$91,648	$100,503	$100,315	$379,756	$96,916	$-	$-	$-	$96,916
ENERGY SEGMENT	84,646	72,884	83,480	68,584	309,594	75,841	-	-	-	75,841
ENGINEERED SOLUTIONS SEGMENT	93,857	94,337	111,444	106,796	406,434	116,198	-	-	-	116,198
TOTAL	$265,793	$258,869	$295,427	$275,695	$1,095,784	$288,955	$-	$-	$-	$288,955

% SALES GROWTH
INDUSTRIAL SEGMENT	-2%	13%	5%	7%	6%	11%	-	-	-	11%
ENERGY SEGMENT	-26%	-15%	-18%	-25%	-21%	-10%	-	-	-	-10%
ENGINEERED SOLUTIONS SEGMENT	-8%	-2%	3%	18%	2%	24%	-	-	-	24%
TOTAL	-13%	-2%	-3%	0%	-5%	9%	-	-	-	9%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$19,491	$19,037	$24,019	$24,076	$86,623	$19,482	$-	$-	$-	$19,482
ENERGY SEGMENT	3,328	(647)	895	(3,675)	(99)	1,224	-	-	-	1,224
ENGINEERED SOLUTIONS SEGMENT	2,834	3,282	8,174	6,069	20,359	6,618	-	-	-	6,618
CORPORATE / GENERAL	(6,450)	(6,372)	(5,372)	(6,935)	(25,128)	(6,022)	-	-	-	(6,022)
ADJUSTED OPERATING PROFIT	$19,203	$15,300	$27,716	$19,535	$81,755	$21,302	$-	$-	$-	$21,302
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	-	-	(116,979)	(116,979)	-	-	-	-	-
RESTRUCTURING CHARGES	(2,948)	(2,101)	(384)	(1,795)	(7,228)	(6,629)	-	-	-	(6,629)
DIRECTOR & OFFICER TRANSITION CHARGES	(7,784)	-	-	-	(7,784)	-	-	-	-	-
OPERATING PROFIT (LOSS)	$8,471	$13,199	$27,332	$(99,239)	$(50,236)	$14,673	$-	$-	$-	$14,673

ADJUSTED OPERATING PROFIT %
INDUSTRIAL SEGMENT	22.3%	20.8%	23.9%	24.0%	22.8%	20.1%	-	-	-	20.1%
ENERGY SEGMENT	3.9%	-0.9%	1.1%	-5.4%	0.0%	1.6%	-	-	-	1.6%
ENGINEERED SOLUTIONS SEGMENT	3.0%	3.5%	7.3%	5.7%	5.0%	5.7%	-	-	-	5.7%
ADJUSTED OPERATING PROFIT %	7.2%	5.9%	9.4%	7.1%	7.5%	7.4%	-	-	-	7.4%

EBITDA
INDUSTRIAL SEGMENT	$21,217	$21,064	$25,575	$25,851	$93,707	$21,202	$-	$-	$-	$21,202
ENERGY SEGMENT	9,108	2,943	4,633	142	16,826	5,125	-	-	-	5,125
ENGINEERED SOLUTIONS SEGMENT	6,281	7,277	11,716	9,533	34,807	10,254	-	-	-	10,254
CORPORATE / GENERAL	(5,879)	(5,846)	(4,868)	(6,637)	(23,230)	(5,518)	-	-	-	(5,518)
ADJUSTED EBITDA	$30,727	$25,438	$37,056	$28,889	$122,110	$31,063	$-	$-	$-	$31,063
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	-	-	(116,979)	(116,979)	-	-	-	-	-
RESTRUCTURING CHARGES	(2,948)	(2,101)	(384)	(1,795)	(7,228)	(6,629)	-	-	-	(6,629)
DIRECTOR & OFFICER TRANSITION CHARGES	(7,784)	-	-	-	(7,784)	-	-	-	-	-
EBITDA	$19,995	$23,337	$36,672	$(89,885)	$(9,881)	$24,434	$-	$-	$-	$24,434

ADJUSTED EBITDA %
INDUSTRIAL SEGMENT	24.3%	23.0%	25.4%	25.8%	24.7%	21.9%	-	-	-	21.9%
ENERGY SEGMENT	10.8%	4.0%	5.5%	0.2%	5.4%	6.8%	-	-	-	6.8%
ENGINEERED SOLUTIONS SEGMENT	6.7%	7.7%	10.5%	8.9%	8.6%	8.8%	-	-	-	8.8%
ADJUSTED EBITDA %	11.6%	9.8%	12.5%	10.5%	11.1%	10.8%	-	-	-	10.8%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2017					FISCAL 2018
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
ADJUSTED EARNINGS (1)
NET EARNINGS (LOSS)	$4,965	$5,074	$22,511	$(98,764)	$(66,213)	$5,226	$-	$-	$-	$5,226
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	-	-	116,979	116,979	-	-	-	-	-
INCOME TAX BENEFIT ON IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	-	-	(8,119)	(8,119)	-	-	-	-	-
DIRECTOR & OFFICER TRANSITION CHARGES	7,784	-	-	-	7,784	-	-	-	-	-
INCOME TAX BENEFIT ON DIRECTOR & OFFICER TRANSITION CHARGES	(2,880)	-	-	-	(2,880)	-	-	-	-	-
RESTRUCTURING CHARGES	2,948	2,101	384	1,795	7,228	6,629	-	-	-	6,629
INCOME TAX BENEFIT ON RESTRUCTURING CHARGES	(777)	(564)	(124)	(494)	(1,959)	(375)	-	-	-	(375)
INCOME TAX BENEFIT	-	-	(3,193)	-	(3,193)	-	-	-	-	-
ADJUSTED EARNINGS	$12,040	$6,611	$19,578	$11,397	$49,627	$11,480	$-	$-	$-	$11,480

ADJUSTED DILUTED EARNINGS PER SHARE (1)
NET EARNINGS (LOSS)	$0.08	$0.08	$0.37	$(1.65)	$(1.11)	$0.09	$-	$-	$-	$0.09
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	-	-	1.96	1.96	-	-	-	-	-
INCOME TAX BENEFIT ON IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	-	-	(0.14)	(0.14)	-	-	-	-	-
DIRECTOR & OFFICER TRANSITION CHARGES	0.13	-	-	-	0.13	-	-	-	-	-
INCOME TAX BENEFIT ON DIRECTOR & OFFICER TRANSITION CHARGES	(0.05)	-	-	-	(0.05)	-	-	-	-	-
RESTRUCTURING CHARGES	0.05	0.04	0.01	0.03	0.12	0.11	-	-	-	0.11
INCOME TAX BENEFIT ON RESTRUCTURING CHARGES	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)	(0.01)	-	-	-	(0.01)
INCOME TAX BENEFIT	-	-	(0.05)	-	(0.05)	-	-	-	-	-
ADJUSTED DILUTED EARNINGS PER SHARE	$0.20	$0.11	$0.32	$0.19	$0.83	$0.19	$-	$-	$-	$0.19

ADJUSTED EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$4,965	$5,074	$22,511	$(98,764)	$(66,213)	$5,226	$-	$-	$-	$5,226
FINANCING COSTS, NET	7,132	7,334	7,553	7,683	29,703	7,514	-	-	-	7,514
INCOME TAX (BENEFIT) EXPENSE	(2,998)	200	(4,029)	(9,651)	(16,478)	1,604	-	-	-	1,604
DEPRECIATION & AMORTIZATION	10,896	10,729	10,637	10,847	43,108	10,090	-	-	-	10,090
EBITDA	$19,995	$23,337	$36,672	$(89,885)	$(9,881)	$24,434	$-	$-	$-	$24,434
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	-	-	116,979	116,979	-	-	-	-	-
DIRECTOR & OFFICER TRANSITION CHARGES	7,784	-	-	-	7,784	-	-	-	-	-
RESTRUCTURING CHARGES	2,948	2,101	384	1,795	7,228	6,629	-	-	-	6,629
ADJUSTED EBITDA	$30,727	$25,438	$37,056	$28,889	$122,110	$31,063	$-	$-	$-	$31,063
FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Adjusted earnings and adjusted diluted earnings per share represent net earnings (loss) and earnings (loss) per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings (loss) before financing costs, net, income tax (benefit) expense, and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings. EBITDA should not be considered as an alternative to net earnings (loss), operating profit (loss) or operating cash flows. Actuant has presented EBITDA because it regularly reviews this performance measure. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
(Dollars in millions, except for per share amounts)

	Q2 FISCAL 2018		FISCAL 2018
	LOW	HIGH	LOW	HIGH
RECONCILIATION OF GAAP DILUTED EARNINGS PER SHARE TO ADJUSTED
DILUTED EARNINGS PER SHARE GUIDANCE
GAAP DILUTED EARNINGS PER SHARE	$(0.21)	$(0.16)	$0.67	$0.77
IMPAIRMENT & OTHER DIVESTITURE CHARGES (1)	0.25	0.25	0.25	0.25
RESTRUCTURING CHARGES	0.06	0.06	0.13	0.13
ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE	$0.10	$0.15	$1.05	$1.15

RECONCILIATION OF GAAP CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
CASH FLOW FROM OPERATIONS			$105	$115
CAPITAL EXPENDITURES			(30)	(30)
OTHER			10	10
FREE CASH FLOW GUIDANCE			$85	$95
FOOTNOTES

NOTE:

Management does not provide guidance on GAAP financial measures as we are unable to predict and estimate with certainty items such as potential impairments, refinancing costs, business divestiture gains/losses, discrete tax adjustments, or other items impacting GAAP financial metrics. As a result, we have included above only those items about which we are aware and are reasonably likely to occur during the guidance period covered.

(1)

Represents the estimated remaining divestiture loss (net of tax) to be recognized upon completion of the sale of the Viking Seatech business effective December 1, 2017 (our fiscal 2018 second quarter).

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562